Exhibit 99-a

                   SBC First-Quarter EPS Grows 14.3% to $0.56
              Compared with $0.49 a Year Ago, Before One-Time Items

          Revenues Increase 8.4% Fueled by Strong First-Quarter Growth in
                   Data Communications and Wireless Operations

        SAN ANTONIO, April 25, 2000 - SBC Communications Inc. (NYSE: SBC) today reported strong first-quarter growth driven by continued rapid expansion in its data communications, wireless and international operations. First-quarter earnings before one-time items grew 11.9 percent to $1.9 billion, from $1.7 billion in the first quarter of last year, and diluted earnings per share before one-time items increased 14.3 percent to $0.56, compared with $0.49 during the first quarter of 1999. First-quarter revenues grew 8.4 percent to $12.6 billion.

        Highlights of SBC's first-quarter growth include:
o       40.8 percent growth in data revenues, to $1.6 billion.
o 301,000 total Digital Subscriber Lines (DSL) sold at the end of the quarter, up from 169,000 at year-end 1999.
o 30.1 percent growth in domestic wireless subscriber revenues to $1.5 billion.
o A 338,000 net gain in wireless customers before additions by acquisition.
o       19.2 percent growth in equity income from international investments.

        "SBC's first-quarter performance demonstrates that our planning and hard work are paying off as we successfully execute on our major growth initiatives to take advantage of increased worldwide demand for telecommunications services," said Edward E. Whitacre Jr., chairman and CEO. "Data, wireless and international operations together with our core wireline business delivered strong earnings and cash flows."


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Page 2/SBC First-Quarter Earnings

        Whitacre noted that recently SBC took three major strategic steps: the announcement of a joint venture with BellSouth to form the second-largest U.S. wireless company; the acquisition of Sterling Commerce, one of the world's leading providers of business-to-business e-commerce solutions; and a strategic marketing and sales alliance with Cisco Systems designed to accelerate delivery of broadband services to customers.

        "Our wireless joint venture will make SBC an even stronger national leader in the exploding wireless voice and data businesses. Adding Sterling Commerce immediately established SBC as a leader in the fast-growing, business-to-business e-commerce market, and the Cisco alliance further enhances SBC's relationship with one of the world's premier Internet companies," Whitacre said. "These steps add depth and breadth to SBC's product portfolio while further strengthening our ability to offer business and residential customers the voice and data communications services they need, all from one company. SBC will continue to create and capitalize on growth opportunities to build customer and shareowner value."

        Whitacre reiterated SBC's goal of delivering double-digit revenue growth and midteens earnings growth beginning in 2001.

Additional first-quarter highlights:

o Data Services: Data services revenue growth continues to be driven by business customers' strong demand for high-capacity data transport services. SBC's strong first-quarter DSL growth was fueled by customer demand. DSL lines in service increased to 201,000 at the end of the first quarter, up about 75 percent from year-end 1999. SBC's DSL installation rate has climbed significantly over the past few months as the service has been launched in new markets and more technicians have been trained.
    At the end of March, SBC's per-day installation run rate was approximately 2,600, up from about 1,100 three months earlier. As of April 25, the per-day installation run rate had risen to about 3,000. SBC's first-quarter market surveys confirm that the company already has achieved No. 1 market share in five of its seven top markets in California and the Southwest, despite a head start by cable modem competitors.




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Page 3/SBC First-Quarter Earnings

o Wireless: SBC's net gain of 338,000 domestic wireless subscribers marked one of its best internally generated first-quarter customer gains in recent years. This total excludes customers added through SBC's March acquisition of Radiofone, which has customers in Louisiana and Michigan. SBC ended the quarter with 11.7 million domestic wireless subscribers, up 29.7 percent compared with the year-ago quarter. On April 5, SBC announced a joint venture with BellSouth to form the second-largest U.S. wireless company, which will cover 175 million POPs and serve more than 16 million subscribers.

o International: SBC's broad international portfolio continues to be a powerful contributor to earnings growth. First-quarter equity in net income from SBC's international investments increased 19.2 percent over the comparable quarter a year ago, to $199 million. On a proportionate ownership basis, total revenues associated with SBC's international holdings during the first quarter increased 56 percent to $1.9 billion. Companies including Bell Canada, Telmex, Tele Danmark and Belgacom continue to contribute to SBC's international performance. SBC now has investments in 22 countries beyond the United States, and is the largest non-European investor in European telecommunications.

o National Expansion: During the first quarter, SBC announced the acceleration of its national expansion into 30 new metropolitan area markets beyond its traditional regions. SBC now plans to enter nine of the 30 markets this year and the remaining 21 markets by year-end 2001, several months faster than originally planned. The national expansion will give SBC a local presence in all of the top 50 U.S. markets. The company targets the initiative to add an incremental $1 billion in revenue by 2002.

        In early April, SBC supplemented its application to the Federal Communications Commission to provide long-distance service in Texas with additional information. While SBC believes that its original application was the most comprehensive the FCC has ever received, SBC supplemented its original application so that regulators have the most current data before ruling on the application, which is expected to occur by early July.


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Page 4/ SBC First-Quarter Earnings

Results including one-time items

        SBC's first-quarter earnings before one-time items exclude a number of items, including costs related to the Ameritech merger integration process and the acquisition of Sterling Commerce.

        Including one-time items, SBC's reported net income for the first quarter of 2000 was $1.8 billion, or $0.53 diluted earnings per share, compared with $2.0 billion, or $0.51 per share, in the first quarter of 1999.

        Reported net income for the first quarter of 2000 includes the following one-time items: settlement gains of approximately $161 million primarily related to employees who terminated employment during 1999; write-offs of approximately $132 million related to in-process research and development resulting from the acquisition of Sterling Commerce; and costs of approximately $117 million associated with strategic initiatives and adjustments resulting from the merger integration process with Ameritech. Net income for the first quarter of 1999 included a gain of $207 million from changing directory accounting.

Cautionary Language Concerning Forward-Looking Statements

Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in SBC's filings with the Securities and Exchange Commission. SBC disclaims any obligation to update or revise statements contained in this news release based on new information or otherwise.

SBC Communications Inc. (www.sbc.com) is a global communications leader. Through its subsidiaries' trusted brands - Southwestern Bell, Ameritech, Pacific Bell, SBC Telecom, Nevada Bell, SNET and Cellular One - and world-class network, SBC's subsidiaries provide local and long-distance phone service, wireless and data communications, paging, high-speed Internet access and messaging, cable and satellite television, security services and telecommunications equipment, as well as directory advertising and publishing. In the United States, the company currently has 94.1 million voice grade equivalent lines, 11.7 million wireless customers and is undertaking a national expansion program that will bring SBC service to an additional 30 markets. Internationally, SBC has telecommunications investments in 22 countries. With more than 208,000 employees, SBC is the 13th-largest employer in the U.S., with annual revenues that rank it among the largest Fortune 500 companies.

For more detailed information on SBC's first-quarter results, visit our website at http://www.sbc.com/Investor/earnings.html.

                               - Table attached -


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
                             SBC Communications Inc.

                        Financial Summary and Comparisons

                 (dollars in millions, except per share amounts)

                                   (unaudited)

                           -- FIRST-QUARTER RESULTS --

EXCLUDING ONE-TIME ITEMS:                               2000          1999          CHANGE
-------------------------                               ----          ----          ------
Operating revenues                                   $12,582       $11,609           8.4%

Operating expenses                                    $9,483        $8,674           9.3%

Income before cumulative effect of
     accounting change                                $1,910        $1,707          11.9%

Diluted earnings per share before
     cumulative effect of accounting change            $0.56         $0.49          14.3%

AS REPORTED

Operating revenues                                   $12,582       $11,819           6.5%

Operating expenses                                    $9,506        $8,768           8.4%

Income before cumulative effect of
     accounting change                                $1,822        $1,773           2.8%

Cumulative effect of accounting change,
     net of tax 1                                          -          $207              -

Net Income                                            $1,822        $1,980          -8.0%

Diluted earnings per share before
     cumulative effect of accounting change            $0.53         $0.51           3.9%

Weighted average common
     shares outstanding (in millions)                  3,396         3,408          -0.4%

Weighted average common shares
     outstanding with dilution (in millions)           3,432         3,458          -0.8%


1 Change in directory accounting at Ameritech Corporation during the first quarter of 1999.